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                                                        EXHIBIT 99.2



PRESS RELEASE

FOR IMMEDIATE RELEASE
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CONTACTS:

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ANTHONY E. BURKE                          MICHAEL NILAN
Richmond County Financial Corp.           Bayonne Bancshares, Inc.
President and COO                         President and CEO


THOMAS R. CANGEMI                         EUGENE V. MALINOWSKI
Richmond County Financial Corp.           Bayonne Bancshares, Inc.
Senior Vice President and CFO             Vice President and CFO
Tel: (718) 448-2800; (718) 815-7048       Tel: (201) 437-1000
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  RICHMOND COUNTY FINANCIAL CORP. ENTERS INTO AGREEMENT TO MERGE WITH BAYONNE
                               BANCSHARES, INC.

               "CONTINUES ITS ENTRY INTO THE NEW JERSEY MARKET"

Staten Island, New York, July 20, 1998


Richmond County Financial Corp. (NASDAQ/NMS: RCBK) ("Richmond") based in Staten Island, New York, and Bayonne Bancshares, Inc., NJ (NASDAQ/NMS: FSNJ) ("Bayonne"), based in Bayonne, New Jersey, the holding company of First Savings Bank of New Jersey, SLA, jointly announced today that they have entered into a definitive agreement pursuant to which Bayonne, a $646.1 million savings bank, will merge with and into Richmond. The transaction received the unanimous approval of the Boards of Directors of Richmond and Bayonne and due diligence by both companies have been completed.


Under the terms of the agreement, each of the outstanding shares of Bayonne common stock will be exchanged for 1.05 shares of Richmond common stock. Based upon the closing price of Richmond's common stock as of July 17, 1998, Bayonne's shareholders would receive common stock valued at $19.03. The total transaction
value is estimated to be $173.0 million.   The merger is expected to be
completed in the first quarter of calendar year 1999, and is subject to the approval by shareholders of each company and regulatory authorities. The transaction is intended to be a tax-free merger
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accounted for as a pooling of interests. Richmond estimates that operational efficiencies generated as a result of the transaction will produce cost savings equal to 40% of Bayonne's non-interest expense. Based upon the synergies anticipated, Richmond believes that the transaction will be accretive to earnings per share in fiscal 1999. The effective core deposit premium paid is 17.5% as compared to 21.6% in nationwide transactions. In connection with the transaction, Bayonne has granted Richmond an option to purchase shares equal to 19.9% of Bayonne's outstanding shares at $15.50 per share should certain events occur.

Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond stated, "This transaction represents a substantial move in our planned expansion into New Jersey. Bayonne brings to Richmond its valuable core deposit franchise and will provide a stable low-cost funding base to generate quality assets." Mr. Manzulli further noted, "This 'in-market' merger is a natural extension for Richmond, with their banking offices closer to our main headquarters than many of our existing banking offices on Staten Island. We are confident that the addition of the Bayonne deposit base, the operational efficiencies generated from the transaction and Richmond's introduction of commercial banking to this market will enhance Richmond's earnings and long term shareholder value."


"We are extremely pleased to participate with Richmond in their planned expansion into New Jersey," stated Bayonne's Chairman, Patrick F.X. Nilan, who will be joining the Board of Richmond. This combination of two strong community minded financial institutions will provide Richmond with the market share necessary to significantly capitalize on cross-selling its array of lending and deposit products to our customers. Bayonne's Board members will continue serving as members of a new Divisional Board. We are pleased to provide our shareholders with an attractive return on their investment and our organization with the opportunity to join forces with our new colleagues at Richmond."


The merger announcement with Bayonne comes within a few days of Richmond's announced merger with Ironbound Bankcorp, NJ (NASDAQ/NMS: IBDB), a $113.7 million commercial bank, based in Newark, New Jersey in a transaction valued at approximately $26.5 million in Richmond stock.



Following the merger of Bayonne and Ironbound, Richmond will have approximately $2.4 billion in assets, $1.5 billion in deposits and shareholders' equity of $438.5 million.


Richmond has planned for an analyst conference call TODAY AT 1.00 P.M. EST, to elaborate on the strategic rationale and financial implications of the mergers. The telephone number to call in the United States is 1-888-276-0005.


Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a
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state chartered savings bank, organized in 1886 which operates 12 full service banking offices on Staten Island, one full service banking office in Brooklyn and a multifamily loan processing center in Jericho, Long Island. As of June 30, 1998 total assets were $1.6 billion, deposits were $950.8 million and total stockholders' equity was $328.6 million.

Bayonne operates 4 full service banking offices in Bayonne, New Jersey, and is a community oriented savings institution holding approximately 40% of all deposits held in Bayonne and approximately 6% of such deposits held in Hudson County. As of March 31, 1998, total assets of Bayonne were $646.1 million, deposits were $423.5 million and total stockholders' equity was $98.6 million.

Statements contained in this news release contains certain forward looking statements with respect to the financial condition, results of operations and business of Richmond following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or adverse interest rate environment could develop.